This Amended Extension and Waiver of Interest Agreement (the "Agreement") is made effective as of ____________, by and between SGI International, a Utah Corporation ("SGI" or the "Company") and_________________________ ("Investor").

RECITALS

A. SGI has issued a number of promissory notes to Investor with such notes
(the "Notes") being dated as of January 14, 1999, January 27, 1999,February 18, 1999, and March 10, 1999 with all of such notes being due and payable either in cash or in registered stock on March 26, 1999; and,

B. Company and Investor previously extended the due dates on the Notes to May 27, 1999, and desire to further extend the due date of such Notes to and including June 27, 1999, all on the same terms and conditions, except that payment of all principal and interest will now be on June 27, 1999 and in return for issuing certain warrants to Investor all interest through June 27, 1999 will be waived.

AGREEMENT

NOW THEREFORE, in consideration of the covenants and conditions of this Agreement the parties do hereby agree as follows:

1. Extension. SGI and Investor hereby agree that in consideration of the premises contained herein and for other good and valuable consideration the Notes are hereby each and severally amended with the due date for all principal on each of such Notes being hereby amended and extended to and including
June 27, 1999. All interest due on the Notes through June 27, 1999 is hereby specifically waived in return for the issuance of certain warrants to _________ in the form attached hereto as Exhibits A.

2. Term and Amendment. This Agreement supercedes prior agreements relating to its subject matter and shall amend only the due date of the Notes and the amount of interest due through June 27, 1999 and all other terms and conditions contained in each of the Notes shall continue in full force and effect, including interest at the rate set forth in the Note.

IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized signatories as of the day and year first written above.

SGI International, Inc.

By: By:____________________________
Name: Michael L. Rose Name:
Title: President/COO Title: